Exhibit 99

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

TARGET CORPORATION

November 11, 2004

9:30 a.m. CST

Coordinator                                                                                Hello and welcome to Target Corporation’s Third Quarter Earnings Release conference call.  During the presentation, all participants will be in a listen-only mode.  Afterward, you will be invited to participate in a question-and-answer session.  As a reminder, this conference is being recorded Thursday, November 11, 2004.  I would now like to turn the conference over to Mr. Bob Ulrich, Chairman and Chief Executive Officer.  Sir, you may begin.

B. Ulrich                                                                                                  Good morning.  Welcome to our 2004 third quarter earnings conference call.  On the line with me today are Jerry Storch, Vice Chairman; Gregg Steinhafel, President; Doug Scovanner, Executive Vice President and Chief Financial Officer; and Bart Butzer, Executive Vice President, Stores.  This morning, Doug will review our results for the third quarter of 2004 and describe our outlook for the remainder of the year.  Then Gregg will provide an update on Target’s recent business and current initiatives.  Jerry will update you on the growth and performance of our credit card operations and Target.com, as well as developments in our supply chain.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

Then I will wrap up our remarks and we will open the phone lines for a question-and-answer session.

Now Doug will review our results, which were released earlier this morning.

D. Scovanner                                                                        Thanks, Bob.  As a reminder, we’re joined on this conference call by investors and others who are listening to our comments today live via Webcast.  As usual, today’s call will be limited to 60 minutes, including our Q&A session.  For any of you who may still have questions after the call, please follow up with Susan Kahn or me directly.  Also, please note that any forward-looking statements we make in our remarks this morning should be considered in conjunction with the cautionary statements contained in our SEC filings.

Three months ago, we outlined our plan to deliver strong growth in third-quarter results from continuing operations, and this morning we announced actual results, which reflect this strength.  For the period, net income was $537 million, or $0.60 per share, and included earnings from continuing operations of $330 million or $0.37 per share, and this reflects a 23% increase over last year.  Earnings from discontinued operations of

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

$4 million, reflecting results of Mervyn’s for the month of August; and a gain of $203 million or $0.23 per share related to the sale of Mervyn’s.

Our earnings from continuing operations were reduced by a pretax adjustment of $18 million, or about a penny per share, related to accounting for certain store leases.  This adjustment resulted from a detailed review of our leases, which began in conjunction with our Mervyn’s and Field’s transactions.  Let me discuss results from our continuing operations in a bit more detail.

Total revenue in the quarter grew 11%, to $10.9 billion, reflecting an 11.2% increase in merchandise sales and a 5.5% increase in net credit revenues.  Gross margin rate improved 62 basis points from the third quarter of 2003, primarily due to improved markup.  SG&A rate was unfavorable to the prior year by 30 basis points, a little more than half of which was due to the lease accrual adjustment.

Depreciation and amortization expense grew $47 million or 16.9% from a year ago, primarily due to our ongoing capital investment related to new store and supply chain growth.  Interest expense declined $18 million in the quarter, to $113 million from $131 million a year ago.  This decrease

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

was attributable to lower average funded balances, partially offset by a higher average portfolio interest rate.  Each of these factors was heavily influenced by application of proceeds from our recent transactions.

For the third quarter, our effective income tax rate was 37.8%, compared with 37.3% in the same period of 2003.  Our annual effective tax rate was 37.8% in both years.  Now let me turn to the balance sheet.

Once again, our third-quarter balance sheet presentation segregates assets and liabilities for our discontinued operations from our presentation of continuing operations.  The prior-year presentation of assets and liabilities for discontinued operations include both Mervyn’s and Marshall Field’s, while our balance sheet as of October 30th this year reflects both the receipt of cash proceeds and the disposition of assets and liabilities related to the Mervyn’s and Marshall Field’s transactions.  At quarter-end, the remaining proceeds of approximately $1.1 billion was invested in short-term securities, shown on the cash and cash equivalents line.

Net accounts receivable at the end of the third quarter reflect balances for the Target card and the Target Visa.  Net of the allowance of $363 million on these receivables, balances at quarter-end were approximately

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

$4.6 billion, in line with our expectations, and modestly above our receivables levels at this time last year.

Our balance sheet inventory position grew 26% from a year ago, reflecting both the natural increase required to support additional square footage, same-store sales growth, and our strategic focus on increasing direct imports; and, as we discussed last quarter, the refinement of our measurement of the point in our supply chain at which effective ownership occurs.  This refinement in methodology, which explains a bit more than half of our year-over-year increase at quarter-end, results in a parallel and ongoing increase in our inventory and in our accounts payable.

The balance sheet for the next few quarters will continue to reflect these effects.  On balance, our inventory is in typical excellent condition as we enter the holiday season.

We continued to repurchase shares of Target common stock during the third quarter, under the $3 billion authorization provided by our board of directors in June.  Specifically, we invested $503 million to buy approximately 11.4 million shares of our common stock at a weighted average price of $44.16 per share.  Cumulatively, we have now

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

repurchased 22.4 million shares of common stock for a total investment of $975 million, and we continue to believe that we will complete this repurchase program within two to three years of the program’s inception.

Finally, let me turn to our outlook for the remainder of the year.  As you know, at the beginning of 2004, we communicated an expectation that envisioned stronger financial results in the first nine months of the year, followed by more modest growth in the fourth quarter, as our base of performance becomes more challenging.  Through nine months, we have generated 19.3% growth in EPS from continuing operations, driven by an 11.9% increase in total sales, combined with gross margin rate expansion.

Our outlook for this year’s fourth quarter envisions a low double-digit percentage growth in total sales, driven in part by an expected increase in same-store sales in the range of 3 to 5%.  We expect to achieve a similar low double-digit percentage increase in EBIT, or earnings from continuing operations, for interest and taxes as we cycle against the significant gross margin rate expansion we achieved last year.

Finally, we expect EPS from continuing operations in this year’s fourth quarter to grow at a faster pace than EBIT, as we benefit from reduced

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

debt levels and reduced share count related to the application of transaction proceeds.  Today, the median First Call estimate of EPS from continuing operations for this year’s fourth quarter is $0.94, which reflects an increase of about 18% from last year’s $0.80.  On balance, I believe this represents a reasonable single-point expectation of our performance.

Separately, for those of you who maintain detailed financial models of Target’s performance, it’s important for you to be aware that our four quarters of EPS in 2004 will not add to our full-year EPS.  This is due to our share repurchase and our seasonality of earnings, among other factors.

One final forward-looking comment:  As most of you know, we measure the impact of inflation or deflation on our retail sales only once a year, and we’re currently undertaking this effort.  Although we will not complete our analysis for several more weeks, we remain confident that our actual annual retail price deflation for 2004 will be considerably less than the 3 to 4% deflation rate we have experienced in each of the past two years.  On a related note, we expect no LIFO charge or credit in this year’s fourth quarter, or for the foreseeable future.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

Now, Gregg will review Target’s results and current business trends, and highlight several key initiatives at Target this fall.  Gregg?

G. Steinhafel                                                                             Thanks, Doug.  Target delivered strong results in the third quarter, and we are very pleased with our performance.  Sales of our back-to-school and back-to-college offerings were in line with our expectations.  We completed the rollout of our one-spot concept to all stores, and we continued to delight our guests with new and differentiated merchandise, as well as exceptional value.  Growth in both traffic and average transaction amount contributed equally to our sales increase in the third quarter, and categories that delivered stronger-than-average same-store sales performance included pharmacy, commodities and consumables, apparel and accessories, and footwear.

Target also continued to expand our store base during the quarter.  To bring our convenience, excitement and value to more guests, Target opened a total of 46 new stores during the quarter.  Each of these new locations, including 31 net new discount stores, ten new SuperTarget stores, reflects the key elements of our P-2004 prototype design.  We remain pleased with the results from our earlier P-2004 store openings, and are confident that this latest group will also meet or exceed our

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

expectations.  At quarter-end, we operated 1,313 stores in 47 states, including 136 SuperTarget locations.

As we move into the 2004 holiday season, Target’s commitment to our Expect More, Pay Less brand promise remains as strong as ever.  We continue to differentiate our assortment through the offering of trend-right merchandise, exclusive brands, design partnerships, and the use of lifestyle merchandising and seasonal events to create in-store excitement.  At the same time, our commitment to value provides our guests with style, timeliness and quality at best-in-class prices and a complete assortment of consumables and commodities priced at parity with Wal-Mart.  Maintaining an appropriate balance in this equation is what helps Target sustain its competitive advantage and deliver superior financial performance.

The theme of this year’s holiday campaign at Target is Get Ready.  It will focus both on gift-giving and holiday traditions, and will provide our guests with great reasons to make Target their preferred shopping destination for the holidays.  Specifically, our holiday offering will include a broad assortment of high-quality, low-priced holiday décor products, ranging from holiday dinnerware and tabletops to small electrics and gifts,

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

ornaments, tree skirts and gift-wrap.  Exclusive items created by some of our favorite designers, such as hand-knit sweaters from Mizrahi, a paisley jacket from Massimo, a colorful makeup set from Sonia Kashuk, and an expanded line of holiday dinnerware from Christopher Radcoe, and a dominant assortment of the season’s most wanted toys, electronics and entertainment products such as digital cameras, DVD’s, video game software, Apple I-Pod, Leapster educational products, and board games.

Food is always an important component of holiday celebrations and festive gatherings, and SuperTarget is increasingly focused on delivering freshness and solutions for all our guests’ entertaining and meal preparation needs throughout the year.  For this holiday, SuperTarget will offer both exceptional convenience and value.  For example, guests can purchase a complete six-serving dinner of turkey or ham with all the trimmings for only $39.99, and a 12-inch lattice-top apple pie for only $6.99.

Exclusive offerings this holiday season at Super Target include a Frango cheesecake from Cheesecake Factory; best-selling gift items from Swiss Colony; Betty Crocker and Ghirardelli chocolate cookie kits; a collectible six-pack of eight-ounce bottles of Coca-Cola; and an assortment of sweets

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

and treats such as chocolate fondue for two, a heart-shaped candy-cane wreath, and various marshmallow ornaments designed by our partners at Swell.

To reinforce our unique brand promise of differentiation and value at SuperTarget, “Eat Well, Pay Less” has become the cornerstone of our communication with guests.  Additionally, we’ve developed bold new in-store signing and made it more consistent throughout the store; and we have strengthened our value message on our produce tables and baked goods end caps with more two-for value offerings and single price point messages.

We also continue to build awareness of the quality and exceptional value of our own brands.  In the past year, we have introduced attractive new packaging for both Market Pantry and Archer Farms, and substantially increased our assortment of these brands, more than doubling our offering of Market Pantry items, and growing our Archer Farms selection by more than 50%.  Performance of these owned-brand products continues to meet or exceed our expectations.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

At SuperTarget, we continue to identify opportunities for continuous improvement, just as we do at our discount stores, and both formats remain important contributors to our future growth.  Our commitment to deliver great products at great prices remains a priority as we move into 2005.  In January, we will roll out to all stores for a period of approximate six weeks a big and bold new concept called Global Bazaar.  Our presentation will occupy the seasonal space in our stores and will showcase an all-new collection of decorative accessories and furniture from Asia, Latin America, Africa, India and Europe.

To differentiate Target’s assortment from those at other retailers, every item we offer is authentic and sourced directly from the region it represents.  Some items, such as the decorative gourds from Africa, are handcrafted by local residents of small villages.  Guests will be delighted by the eclectic offering and affordable pricing of these global products.

Also in early 2005, we plan to meaningfully enhance our bed and bath assortment with the introduction of the Fieldcrest brand.  We will delight our guests by offering them both the classic line an a luxury collection, with incredible items like 400 thread count Egyptian cotton sheets and silk quilts.  Exclusive to Target, this well-respected, high-quality brand allows

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

us to offer our guests traditional styling and genuine luxury at extremely attractive prices.

Now let me turn to our outlook for the fourth quarter.  Inventories are in excellent condition as we head into the holiday season, reflecting our strong sales and disciplined receipt management.  As we have indicated previously, the strength of last year’s fourth-quarter results presents a difficult hurdle for us this year.  Specifically, a year ago, Target delivered a 6.1% increase in comparable-store sales and a strong improvement in profitability.  This year, our expectations reflect a bit more modest growth.  Comparable-store sales in the fourth quarter are planned to increase in the range of 3 to 5%.  Profit is expected to grow essentially in line with total revenues.  We believe that Target is well positioned to deliver solid fourth-quarter performance, and we are confident that Target will enjoy healthy growth as we move forward through 2005.

Now Jerry Storch will give you an update on Target.com, several guest relationship initiatives, our credit card business and our supply chain efforts.  Jerry?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

J. Storch                                                                                                  Thanks, Gregg.  Gregg has just shared with you many of the exciting merchandising initiatives we have underway in our stores, and we are equally excited about the initiatives we are pursuing at Target.com that allow us to further strengthen our relationships with our guests and leverage our resources to drive incremental sales and profits.

Target.com continues to be one of the fastest-growing sites on the Internet, generating sales and traffic volumes ranging from 70 to 100% higher than our results a year ago, and we remain confident that this channel is providing value for our guests and our shareholders.  This holiday season, Target.com will showcase approximately 70,000 items, including the best brands and designer products from Target, and an expanded selection of Web-exclusive merchandise that will provide our guests with greater breadth of assortment, as well as increase size and style choices.  This offering will include toys, such as large outdoor toys and play furniture; electronics, such as DVD players, audio MP3 players, digital cameras and TV’s; furniture and baby items.

As we move forward, Target.com continues to satisfy our guests and leverage resources to generate profitable growth.  For example, the greater breadth and depth of Target.com’s assortment allows us to identify

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

emerging trends quickly on our Website and then partner with our merchandise organization to update our in-store assortments, giving our guests more reasons to shop at Target.

Target.com’s smaller scale allows us to work with new vendors and evaluate their production and delivery capabilities with limited risk before expanding our relationship with them; and Target.com’s merchandising flexibility allows us to leverage the global product design, development and sourcing efforts of Target’s merchandise organization to offer products our guests want that we’re unable to sell in our stores.

We are pleased with the tremendous growth we are experiencing at Target.com, and we are confident that our guests will continue to be delighted by Target.com’s merchandise selection, value, speed and convenience.  We are particularly excited about this holiday season and believe we are poised for continued growth throughout 2005 and beyond.

Gift cards are another important element of our holiday strategy and another way for Target to simultaneously please our guest and generate positive financial results.  Gift cards satisfy a wide range of gift-giving occasions, and reinforce Target’s brand image through their innovative

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

and differentiated designs. Target is among the largest issuer of gift cards in the world, both in terms of dollars and units.  Importantly, Target’s average gift card transaction is 25 to 50% greater than a typical non-gift card transaction.  A significant portion of the guests who redeem a Target gift card spend more than the value of the card.

The fourth quarter represents a substantial percentage of Target’s annual gift card issuance and redemption, and consistent with our year-to-date growth, we expect to increase our issuance of Target-branded gift cards during this year’s fourth quarter by about one-third versus last year.  As evidenced by this outlook, Target gift cards remain an important and growing payment form and marketing vehicle, and a meaningful contributor to our overall results.

Our credit card operations also continued to contribute to our overall profitability, while reinforcing our strategic objective of strengthening our guest relationships.  Pretax profit from our credit card operations grew 13% in the quarter, to $120 million, on growth in average receivables of approximately 4%.  As a result, our annualized net portfolio yield grew to 10% from 9.2% a year ago.  The quality of our portfolio continued to improve during the quarter, resulting in significantly lower net write-offs

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

and improved delinquency rates.  Net write-offs in the quarter were $99 million, or 8.2% of average receivables, compared with $115 million or 9.9% of average receivables in 2003.  Delinquencies, which provide a strong leading indicator of future write-offs, were 3.8% in this year’s third quarter, compared with 4.4% for the same period a year ago.

From a strategic perspective, we continue to integrate our credit card programs in our retail business to drive greater sales and increase guest loyalty.  We are keenly focused on enhancing our credit card marketing and branding efforts to create more credit card awareness and more compelling reasons for our guests to use their Target credit cards for payment.  We are optimistic that the new initiatives we are pursuing will increase our penetration and generate favorable financial performance.

Finally, our supply chain continues to be an area of major emphasis and substantial strategic investment, and we continue to make progress on a variety of initiatives.  Specifically, we remain focused on supporting Target’s new-store growth through expanded distribution capacity, increasing our productivity and in-stock performance, and improving our store’s service levels; and we are excelling on each of these dimensions.  In prior quarters, we have described in detail many of the efforts we are

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

pursuing, that include collaborative planning, forecasting, and replenishment; item segmentation; transition trapping and timing; increased direct imports; speed-sourcing and RFID, among others.  We continue to look for new applications of technology and new approaches to reach our fundamentals that will further strengthen our competitive position.  We believe that continuous improvement throughout our organization is imperative to sustain our competitive advantage, and we are working diligently to achieve world-class performance.  We are confident that our efforts will contribute to continued profitable growth at Target Corporation for many years.

Now, Bob has a few final comments.

B. Ulrich                                                                                                  As you’ve just heard in detail, we are pleased with our overall results in the third quarter.  With the completion of both the Marshall Field’s and Mervyn’s transactions, the strategic direction of Target is clear, and our long-term outlook is bright.  We continue to delight our guests with differentiated merchandise and exceptional value.  We continue to invest in technology and leverage our resources across pyramids and departments throughout our organization, to enhance our performance.  We continue to identify ample opportunities for profitable growth in the United States,

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

and capture incremental market share gains; and we remain confident that we are on track to deliver another year of outstanding performance in 2004, and to deliver superior value to our shareholders over time.

That concludes our prepared remarks.  Now, Doug, Gregg, Jerry, Bart and I will be happy to respond to your questions.

Coordinator                                                                                Thank you.  One moment, please, for your first question.  Your first question comes from Emmy Kozloff of Sanford Bernstein.

E. Kozloff                                                                                            Hello, Doug.  In terms of the lease charge, can you clarify exactly what this is, and can you tell us if you’ve ever recorded a similar charge like this in the past?  And in terms of SG&A, of the remaining 15 basis points of de-leverage, how much of that was due to the effect of direct imports?  And I just have a follow-up question on credit

D. Scovanner                                                                        Certainly.  Let me first address the lease question.  As a result of analysis performed at the end of the quarter, we found that we were under-accrued in our leasing area, and we addressed this issue immediately by adjusting the accrual.  Essentially, I think it’s important to note that this had built up very slowly over a long period of time, maybe a few hundred thousand

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

dollars per quarter, or less than a tenth of a penny in net income effect in probably over a longer-than-ten-year period.  Certainly it’s not reflective of anything that I think goes beyond this quarter; it’s an isolated issue, a nonrecurring issue.  Certainly I personally regret that it occurred, but I don’t believe it has any kind of future implications.

On our SG&A question, in basis point terms we were up 30 basis points; 18 of the 30 was this issue.  The remaining 12 basis points is due to net offsetting issues that went in either direct, and no one of the other remaining issues was remarkable in any sense, positive or negative.

E. Kozloff                                                                                            Okay.  Then, on credit:  In the last few quarters, your bad debt expense as a percentage of average receivables has been only slightly ahead of your actual net write-off experience.  But this quarter, it looks like the gap widened to about a full percentage point; so I’m wondering if you can tell us what’s underlying this change and how we should be modeling bad debt expense in that write-off going forward.  I think I recall your last guidance about a year ago was for both bad debt and net write-off to be in the 8.5 to 9% of receivables range, but obviously this included the department store card portfolios.  So what should we be looking for now?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

D. Scovanner                                                                        In the current quarter, the issue that causes that relationship to be different from what it was in Q1 and Q2 is that we grew receivables.  Receivables were up several hundred million dollars in the current quarter sequentially, and it’s appropriate of course to reflect a portion of those receivables as uncollectible as we generate them.  So the answer to your modeling question is, to the extent that we are successful in continuing to increase our receivables balance, you should expect to see expense in excess of write-offs.

Separate issue:  our underlying trends in the credit card portfolio are very strong, as Jerry indicated.  Delinquencies, write-offs, about any measure that represents a leading indicator of future write-offs are currently favorable.  Obviously if that kind of trend were to continue, then we would reflect this; so you’d see it reflected not only in our actual future write-offs, but also in our thinking, in our modeling, in our calculations that drive the expense figure as well.

E. Kozloff                                                                                            Great, thanks.

Coordinator                                                                                Your next question comes from Daniel Barry of Merrill Lynch.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

D. Barry                                                                                                    Good morning.  Congratulations on a strong quarter.  Greg, questions on super centers; you discussed the food area a bit.  Can you tell us first if the super centers are still getting the same return as a regular Target, and maybe give us roughly a guess what the comps were in food for the quarter, and if the food comps were stronger in the third quarter than the second?

G. Steinhafel                                                                             You’re correct, we still are generating the same kind of returns that we have in the past, and the SuperTarget comps have pretty much mirrored the general merchandise comps all year so far.  There has been very little variability between the chain’s average.  We might be up a half a tick one month and below a half a tick; but on average, it’s been very, very close and consistent.

D. Barry                                                                                                    Very good.  Thanks.

Coordinator                                                                                Your next question comes from Deborah Weinswig of Smith Barney.

D. Weinswig                                                                           Good morning.  Could you please provide any additional color on the higher IMU’s that drove gross margin improvement?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

D. Scovanner                                                                        Sure.  We are very pleased with the IMU improvement in the third quarter as really driven by a number of factors.  First, our mix was quite favorable in third quarter; secondly, we enjoyed somewhat of a slightly more favorable pricing environment than what we had expected in the third quarter; and lastly, as you know, we have been aggressively pursuing growth in direct imports, and as a result of that and our sourcing strategy, we were able to lower our acquisition cost.  It was the combination of those elements that drove the strong IMU in the third quarter.

D. Weinswig                                                                           Okay, and then one quick question for Jerry on the gift cards.  Jerry, I just want to make sure I got it correctly that you had said that it would be one-third growth in terms of gift card issuance; and how should we think about that in terms of percentage of sales during the holiday season on the gift cards?  And obviously with a significant percentage of redemptions being done after Christmas, are you doing anything differently to merchandise the stores?

J. Storch                                                                                                  No, not really, and we don’t quote statistics on exactly when they’re redeemed.  But we’ve seen this business continue to grow and compound at a meaningfully high double-digit growth rate for several years now, and we’re excited about it.  We think it drives trips through the stores, it drives

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

frequency, and it’s great for our guests to be out there giving these gifts to people who then come to our stores to redeem them.

D. Weinswig                                                                           Great.  Thanks so much.

Coordinator                                                                                Your next question comes from Jeff Klinefelter of Piper Jaffray.

J. Klinefelter                                                                              First of all, Gregg, one question for you:  In terms of the outlook for Q4, overall, understanding and appreciating it’s about a 3 to 5% comp outlook, in terms of specific categories looking back at your performance last year, noted that electronics and home décor both stood out as sort of under-performing categories during several weeks of the holiday season.  Then we also have a lot of dynamics in toys now, with store closures and a de-emphasis at Toys ‘R Us.  Are there opportunities in those key holiday categories for you this year, and kind of how are you approaching that from a merchandising standpoint?  Then, one quick follow-up for Doug.

G. Steinhafel                                                                             Sure.  As always, we are going to take a very aggressive stand to our fourth-quarter business, and there’s a number of businesses that we go after in a very meaningful way, whether it’s our Trim-a-Home business, small appliances, toys, electronics, entertainment – I mean, we really

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

expect to have share gains in all of those categories, and we’ll probably get some greater gains in those categories that may have been a little softer than in prior years.

We expect to make market share gains in toys, as you specifically mentioned, although toys as a category this entire year has been somewhat sluggish.  I mean, it’s been okay, not great; and we’ll wait and see how it performs in the fourth quarter.  But the third quarter and early reads in the fourth quarter is, it has been following the same pattern that it has throughout the first three quarters of this year.

J. Klinefelter                                                                              Great, thank you.  Then, Doug, just a quick follow-up.  Your import DC’s that you put in place have been benefiting gross margins, and I believe some sort of vendor pricing negotiations on the private label side of your business has been helping as well.  Can you give us a little bit of color on what kind of an impact that had to gross margins last year, and what sort of an impact you anticipate it having this year for year-end?

D. Scovanner                                                                        That’s certainly a calculation that involves some judgment and estimation along the way.  As I have said before, I think the SG&A side of this, which is where the expense of those distribution centers is recorded, is

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

putting, say, ten basis points plus, and in some periods as much as 20 basis points of pressure on our SG&A rates.

On the gross margin side, we clearly are benefiting to a greater extent, not just from a rate expansion, but also from an improvement due to that activity in the mix of our sales that are at full price versus a clearance price.

J. Klinefelter                                                                              Okay, thank you.

Coordinator                                                                                Your next question comes from Mark Miller of William Blair.

M. Miller                                                                                               Good morning.  Doug, on the very last point you made there, I’d be interested in the magnitude of the level of sales of full price this year versus last year.

D. Scovanner                                                                        In our overall business, it’s not meaningfully different, because these centers were certainly very much in line last year as well.  It simply allows us to meter product out closer to the moment of need, and get a better regional flow of our products that take into account current-year regional

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

demand due to weather and other factors, to a much better extent than we were able to in the past.

M. Miller                                                                                               Then, can you also elaborate on the markdowns year to year?

D. Scovanner                                                                        Markdowns in the third quarter year over year were somewhat adverse; but the big issue in gross margin rate, as we talked about earlier, is markdowns; but directionally, markdowns were adverse to an extent year over year.

M. Miller                                                                                               Okay.  Then, on the SG&A, my understanding is that the figures we’re looking at are truly comparable; in other words, they’re not including basically fees that you’re getting from the buyers at Mervyn’s and Marshall Field’s.  If that’s the case, I’m curious what other factors that would have caused the SG&A growth rate to slow a little bit versus prior quarters; and if you could just talk about kind of where you’re at in terms of the spending within AMC and other trends, in healthcare, workers’ comp, to the extent they’re relevant.  Thanks.

D. Scovanner                                                                        First, let me clarify your assumption regarding Mervyn’s and Marshall Field’s.  Included in our SG&A expense is the expense we are incurring to

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

provide transition services – IT transition services and other transition services – to the buyers of both of those businesses; and netted against that expense is the reimbursement that we are receiving from those businesses.  So there is activity inside our SG&A, both expense and offsets to expense, associated with that activity.  Net, it’s not a huge issue, but it is in there.

Separately, the current quarter increase, 12 basis points, other than the lease matter, is a lower year-over-year increase than what we’d experienced in some other quarters.  If you’ll recall in some other quarters one of our key explanations was timing differences.  Looking at some of those key drivers, workers’ compensation this year is a much bigger year-over-year issue for us than year-over-year healthcare expenses.  Next year, I expect that relationship to reverse.  In 2005, I think healthcare expenses net, running through our P&L, will be a bigger challenge for us than workers’ compensation year over year.

M. Miller                                                                                               Thanks.  A final question:  Your outlook for November is a two to four comp, and then you have a three to five for the quarter.  Is that due to the growth of gift cards, such that you’d be in the two to four range, again in December, but then well over that in January, with the gift cards, or is there anything else there?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

D. Scovanner                                                                        No, absolutely not.  The issue that’s driving that difference, again, it’s our outlook two to four in November, three to five for the quarter, is driven by the fact that November last year was more than a seven comp.  So once again, we pay very careful attention to the performance in prior years, as we set the precise seasonality of our plans for any period.

Separately, gift cards couldn’t be big enough mathematically to drive January higher.  If December were as low as two to four, it would be mathematically impossible for the quarter to be three to five, if both November and December were two to four.  So it’s a way of circling back and saying that even though we haven’t yet talked about December with precision, from this math the chances are pretty strong that we will be in the range of three to five for December to hit our quarterly plans.

M. Miller                                                                                               Thanks, Doug.

Coordinator                                                                                Your next question comes from Gregory Melich of Morgan Stanley.

G. Melich                                                                                             Thanks.  A couple questions related to capex and then free cash flow on the balance sheet.  Cap ex, it looks like it’s running up 4 to 5% this year

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

with square footage up 8%.  I’m just wondering how long you can keep that up, or at some point do those two numbers have to run at a similar rate or even faster on the capex side?

Then second, I guess related, is assuming they eventually equate, with the $4 billion plus of cash coming in from Mervyn’s and Marshall Field’s, but $3 billion spent on a buy-back, should we assume that the other billing is going somewhere else, or what should we think about as the appropriate capital structure going forward?

D. Scovanner                                                                        First, on your capex comment, there are some very important timing issues, and we do invest a lot of capital in activities that aren’t directly related to square footage growth, such as the hundreds of millions we spend per year on store remodeling, and the hundreds of millions we spend per year investing in IT technology.  Nonetheless, I think over the longer term, our capex is likely to rise on balance in line with sales, not square footage growth, as a result of those other factors.

To your comment, your question regarding application of transaction proceeds, yes, we do have somewhat over $4 billion of net transaction proceeds, net of income taxes, that is; and we did announce, as you know,

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

a $3 billion share repurchase program.  Those aren’t quite as directly tied as your question implied; in other words, that program was sized, the share repurchase program was sized to take into account not only our anticipated transaction proceeds, but also our capital capacities that our ongoing operations are expected to generate over the next couple of years.

By the time the dust settles, the balancing item is our indebtedness, and as of this moment, our debt is billions and billions lower than it was at this point last year.

G. Melich                                                                                             And you’re comfortable with that.  You don’t feel you’re under-leveraged?

D. Scovanner                                                                        Certainly I don’t know that I’d use the word under-leveraged, but there’s no doubt about the fact that we have substantial incremental capital capacity today, compared to where we were a year ago; and ultimately that capital capacity will be utilized through some combination of returns to shareholders – think share repurchase – and investment in strategically and financially sound business propositions – think new store growth – for Target.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

G. Melich                                                                                             Great.  Thanks, Doug.

Coordinator                                                                                Your next question comes from Aram Rubinson of Bank of America.

A. Rubinson                                                                            Good morning, guys.  I had a question for Jerry, and then an overriding question as well.  I was hoping on the dot com business you could give us a sense of the mix of business, the merchandise mix of business, how that differs from what you experience in the stores; and also what the economics and the economic levers and how those compare; and then I had one follow-up.

J. Storch                                                                                                  On the dot-com, we sell a lot of electronics, a lot home goods, a lot of toys, hard-line type businesses.  Also we expanded into apparel.  What we don’t sell that’s big in the stores would be health and beauty care type products, other consumables – food, goods like that.  So there is a different mix there.  And basically the economics of the business are driven by the size of the average order and the gross margin rate, just like any other business.

D. Scovanner                                                                        In addition, even though it’s not part of our sales equation, we issue a substantial amount of gift cards via Web-based transactions.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

A. Rubinson                                                                            Thanks.  Then the follow-up is on real estate generally.  There’s clearly been a lot of activity in the real estate markets.  Of course you guys were part of that, but there seems to be at least the appearance of activity elsewhere in the retail space.  I’m curious if you have any thoughts and can comment on what might be an imbalance in supply and demand in the real estate markets, if there’s lots of property on the market from some struggling retailers out there, if there’s any implications for your business.

B. Ulrich                                                                                                  We’re not seeing any major differences in the real estate markets around the country.  It’s pretty much business as usual.  These things periodically happen, but we’re seeing enough opportunities to continue to expand and grow, but we’re not seeing swings wildly either upward or downward in pricing.

A. Rubinson                                                                            And how would you think about, whether it’s Sears or Toys ‘R Us, and K-Marts and all those others, if you would look down into the future, what you might expect from that?

B. Ulrich                                                                                                  Certainly can’t speculate on their futures, but as always, we’re looking for real estate opportunities, as happened with the Wards.  But we’re still also

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

looking at fresh opportunities, and I think it’s going to be business as usual.

A. Rubinson                                                                            Does that represent an opportunity for you guys to unleash value, or is that not in your thinking?

D. Scovanner                                                                        Unleash value in the sense of selling real estate?

A. Rubinson                                                                            Well, monetizing it in some way.

D. Scovanner                                                                        No.  We’ve executed all of the real estate transactions this year that we have in mind.  If anything, we’ll certainly be poised and ready, from a capital capacity and any other aspect, if an attractive bloc of real estate were to become available, through whatever means, that made sense to develop new Target stores, we would pursue that opportunity aggressively.

A. Rubinson                                                                            Thank you.

Coordinator                                                                                Your next question comes from George Strachan of Goldman Sachs.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

G. Strachan                                                                                   Thank you.  Now that you’ve rolled out one spot, Gregg, could you comment on how the dollar price point is working so far as a traffic driver, and what you’re seeing in terms of sales productivity in that space?

G. Steinhafel                                                                             We’re thrilled so far with the rollout.  We rolled to all stores in September, and we have just reset for the holidays about a week ago; and the sales for the third quarter were slightly greater than what we expected, so we’re very pleased.  We also believe that having everything priced at one dollar was the appropriate way to go to market; it’s a very simple concept, our guests understand it.  They like it, they like the merchandise mix, the treasure hunt experience; and at this point in time we’re very pleased and we’re going to continue to support this program with about six, seven changes a year.  So you’ll see this continually get refreshed about every six to eight weeks.

G. Strachan                                                                                   Okay, thanks.  And Doug, as you mentioned, D&A appears to have jumped a little bit in the quarter, was up $22 million in Q2, up $56 million in Q3; and that was actually the biggest variance from our Q3 expectation, not the accrual catch-up.  Could you elaborate a little bit on why D&A popped a little bit in the quarter, and what should we expect on that line going forward?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

D. Scovanner                                                                        First of all, to clarify:  depreciation and amortization in the current quarter was up $47 million, not 56; but you’re correct in observing that that is sequentially a larger increase than what we had experienced before.  Some of that is due to pure timing.  We opened a record number of Target stores in the current quarter compared to any quarter in our history, so that’s part of what’s driving it.  Some of it has to do with some nuances or anomalies related to the transactions that cause a year-over-year relatively small flip-flop  between SG&A and depreciation expense.  For example, there are some very small IT systems that we’re utilizing to support the transitions, short run, that have caused an acceleration in the depreciation on those capitalized systems that after a brief period of time will go away.

(Parties speaking simultaneously.)

G. Strachan                                                                                   — the Q3 D&A, or would you expect it to fall off again?

D. Scovanner                                                                        George, I apologize; we were talking over each other.  Could you repeat the question?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

G. Strachan                                                                                   Yes.  Just modeling, going forward, have we kind of reached a new level of where this should stabilize at this point, would you say?

D. Scovanner                                                                        Generally, yes.  There will be anomalies in the future, but generally, yes.

G. Strachan                                                                                   Great.  Thank you very much.

Coordinator                                                                                Your next question comes from Robert Drbul of Lehman Brothers.

R. Drbul                                                                                                    Good morning.  Two questions for Gregg, please.  The first one is, can you talk a little bit about the penetration levels of your consumables, around how the comp trends have been in that business?  The second one would be, can you elaborate a little bit on the apparel initiatives that you’ve had this year, and some of the experiences you’ve had with some of the private label launches and some of the national launches that you’ve rolled out?

G. Steinhafel                                                                             Sure.  The penetration of consumables – our consumable and commodity business has been very healthy all year, very consistent to what it has been throughout the last number of years.  It essentially continues to slightly outpace our total comp store sales increases, so it’s been healthy, it

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

continues to be healthy.  As you know, as we remodel existing stores and add new stores, the share of space devoted to those categories is larger than had been in prior formats; so we expect that sales trend to continue along those patterns.

As relates to the apparel initiatives, we’re very pleased with our apparel business year to date.  It’s been a good apparel year; our third quarter was very positive.  We’re getting good traction from new initiatives like C9; our Mizrahi business is very strong.  Our casual business within our own brands, whether it’s Merona or Cherokee, has been very solid as well.  So we’ve seen good sales trends in our kids’ business and ladies’, and we’re especially pleased with the turnaround we’ve experienced this year with men’s.  As you know, that’s been a sluggish category for us over the last couple of years, and we seem to be on track this year.

R. Drbul                                                                                                    Great, thank you.

Coordinator                                                                                Your next question comes from Christine Augustine of Bear Sterns.

C. Augustine                                                                         Thank you.  Could you provide us with an update on the P-2004 prototypes?  I believe on an earlier call this year, you said that they were

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

running 20% ahead of plan, so I’m wondering if that trend has continued.  What type of a comp boost do you see from a store that’s remodeled into the P-2004 format?  Does it vary at all from prior-year remodels when you did not have the format?  Then finally, how many multi-level stores are you currently operating?  Thank you.

D. Scovanner                                                                        Going back to the comments you made about percentage of increase, that actually related to our first cycle in March, and that has moderated, but it’s still above our expectations; and for the total year, our sales are running above expectations in all new stores.  Now, in terms of remodel, it depends as to whether or not we expand as well.  Normally, we get a lift when we expand.  But the primary goal of our remodeling is to keep our assets fresh over time, make sure that the guest experiences the Target brand character.

D. Scovanner                                                                        And of our 1100-plus discount stores, that excludes our SuperTarget stores at quarter end, about 30 are multi-level stores.

C. Augustine                                                                         Okay, thank you.  For Jerry, is there any update that you can provide us with on the Smart Schematic system?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

J. Storch                                                                                                  I think the system you’re talking about is one that we use in the stores in order to help us lay out the Plan-o-Grams.  We are pleased with the system.  It’s one of a numerous number of initiatives we use to accomplish the effects of making our work in the stores easier.

C. Augustine                                                                         Is that rolled out to all stores now, or still in just a small percentage?

J. Storch                                                                                                  No, it’s rolled out.

C. Augustine                                                                         Thank you.

Coordinator                                                                                Your next question comes from Teresa Donahue of Neuberger Berman.

T. Donahue                                                                                 Hello, everyone.  My questions have been answered, thank you.

Coordinator                                                                                Your next question comes from Patrick McKeever of Suntrust Robinson Humphrey.

P. McKeever                                                                           Thanks.  On the P-2004 prototype, how many stores have you remodeled with P-2004 features at this juncture in time?

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

B. Ulrich                                                                                                  Approximate 70.

P. McKeever                                                                           Okay.  A second question:  The ports situation out in California that’s getting some play in the media, is that an issue, or is that just a non-issue for you in terms of delivery of your imports for holiday?

J. Storch                                                                                                  It’s not an issue for us.

P. McKeever                                                                           Okay, and then just a quick third one, a broad question:  There’s been some speculation about overseas acquisitions or international acquisitions.  Could you just comment broadly on your thoughts in that area?

B. Ulrich                                                                                                  There’s no question that Target will be an international presence at some point in time, but in the near-term future, we have no plans; and we continue to have the opportunity to at least double in size in the US, and so our goal currently is expanding in the US without any outside intentions.

P. McKeever                                                                           Okay, thanks very much.

Coordinator                                                                                Your next question comes from Michael Exstein of CS First Boston.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

M. Exstein                                                                                        Two questions.  One is, when you decide to take a mall location, what governs it?  Is it lack of availability of green field sites that you could do on your own, or is there something about the malls that you feel comfortable about; just talk about that.  Then secondly, I noticed in Gregg’s conversation about merchandise emphasis in the fourth quarter, there were a lot more electronics areas.  Are you sort of focusing more attention in that area because it’s been relatively under-penetrated in your mix historically?  Thanks.

B. Ulrich                                                                                                  First of all, mall versus green fields – we continue to look at any available opportunity, and we like to be covered in as many neighborhoods as we possibly can.  So really, it’s a situation of what is available, and we are very comfortable with both.  As Doug said earlier, we now have approximately 30-plus multi-level stores; we have learned how to operate them, and we’re equally comfortable.  In terms of electronics?

G. Steinhafel                                                                             Yes; I mean, electronics is very important to our mix in total; it’s not going to get a disproportionate emphasis over any prior years.  We just see some strong trends this year in the business, and a lot of excitement that is going to generate some nice comp store gains.  As you know, digital products are very strong; the prices of LCD TV’s are coming down; we’re

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

into LCD TV’s.  The video game business looks to be pretty strong this year, MP3 player, audio products; so we’re just excited about the prospects for the fourth quarter.  It doesn’t mean that we’re not equally excited about some of the other businesses that we have as well.

Coordinator                                                                                Your next question comes from Dan Binder of Buckingham Research.

D. Binder                                                                                              Good morning.  A couple of questions.  First, on credit:  Now that we’re dealing with just Target, I’m wondering if you could kind of reset what your outlook is over a long period of time with regard to net yield and write-off as a percentage of receivables – or, excuse me, gross yield and net write-offs as a percentage of receivables; that’s my first question.

D. Scovanner                                                                        Our net yield, again, this is the yield on the portfolio, return on invested capital in the portfolio before funding costs and interest expense.  Through nine months, that figure is 9.8%, and I think that is generally reflective of our expectation moving forward within a relevant band, plus or minus.  High single-digit yield in a portfolio dominated by high credit quality Visa cards is an ample yield, a greater-than-market average yield, by about any measure.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

The delinquency and write-off trends, again, we haven’t clarified within a tight range what our expectations are; but obviously we’re in a mode of improvement at this point, and so our prior statements obviously need to be adjusted, not only for the disposition of Mervyn’s and Field’s, but also for the fact that the portfolio has been a much more heavily Visa portfolio in an improving credit quality environment.  We feel quite good about our prospects for this business moving forward.

D. Binder                                                                                              Okay.  Then, on the remodels, have you disclosed at this point what the cost is for the average remodel, and then what the comp lift is that you need to cover the cost of capital?  I realize that you are running ahead of that at this point; just trying to look for more detail on that.

D. Scovanner                                                                        When we talk about remodels, our terminology is meaningfully different from what many other retailers mean.  We spend several million dollars a copy to essentially thoroughly renovate the inside of remodeled stores, to look, shop and feel as if they are new Target stores of the then-current vintage.  That’s an expensive proposition, but one that we think is very important to the perpetuation of our brand to the points of distinction that make our guests delighted to shop at Target.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

As a result of that, we incorporate the expense of remodels in our initial new-store underwriting, and take into account the long-term return on invested capital characteristics associated with it.  We do not engage in remodels midlife in a store in order to generate a then-current proper return on invested capital.

D. Binder                                                                                              Okay.  Then, the last question was with regard to traffic and ticket.  I think last quarter, ticket was probably like two-thirds of the comp; this quarter, it’s roughly equal with traffic.  What should we be thinking about in terms of the profile of the comp going forward?  Is it something that’s going to be more driven by ticket as you get better cross-sell in the stores, as you drive consumable traffic; or is it going to change for some reason?

D. Scovanner                                                                        In the current quarter, about half of our same-store sales performance was driven by an increase in average ticket, and the other half by an increase in transaction count.  Those relationships ebb and flow.  The more stable of the two is traffic.  Traffic is a lot more sticky statistic.  This month’s traffic is a great leading indicator of next month’s traffic.  Average ticket’s a little more volatile.  Tend to think of that in percentage point terms of contribution to comp instead of decomposing the comp into the portion driven by each of those.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

D. Binder                                                                                              Okay.  Do you imagine that deflation is going to play at all into this?  What’s your outlook on that front?

D. Scovanner                                                                        Inflation, deflation always has an effect on this; and our current outlook is neutral to slight rates of deflation, which is a quite different outlook from what we had 12, 18, 24 months ago.

D. Binder                                                                                              Okay, thank you.

Coordinator                                                                                Your next question comes from Todd Slater of Lazard Asset Management.

T. Slater                                                                                                    Thanks very much.  You guys mentioned that your mix was – or at least Doug – that your mix was favorable because your markdowns were somewhat higher than last year.  Interesting, on the recent CNBC
Wal-Mart piece, Wal-Mart management actually credited you guys with doing a better job, from their point of view at least, on matching prices or staying sharp on price points, and I’m wondering how much of the markdown increase you saw I the quarter was driven by matching prices versus markdowns on apparel or other areas that don’t overlap, but maybe that weren’t hitting their sales targets and needed to be liquidated.

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

G. Steinhafel                                                                             It was a little bit of both.  We do match Wal-Mart on all identical items, and that activity and practice continued in the third quarter.  From our vantage point, Wal-Mart was aggressive, but there was no significant difference in the level of competitive from other quarters.

Part of the markdowns that we had in the third quarter was due to some slight underselling in the second quarter, and those markdowns happened to fall into the third quarter; and that’s where the clearance markdowns that we did occur that were over our plan levels came from.  The rates of sales in the third quarter were very positive, however, and third-quarter business and weather trends have been just great.

T. Slater                                                                                                    Just to touch on the categories where there was the highest level of markdowns from the second-quarter carryover?

G. Steinhafel                                                                             It was just a little bit of a lot of things.  I mean, we had summer seasonal products that we undersold, whether it was toys and sporting goods – pool goods and eye goggles and things like that.  There were some lawn and garden products that we didn’t sell through as cleanly as we expected, and then obviously in our apparel and footwear categories, we had a little bit

TARGET CORPORATION

Moderator:  Bob Ulrich

November 11, 2004/9:30 a.m. CST

of men’s and a little bit of ladies’, a little bit of footwear.  It wasn’t anything significant at all; it was just the culmination of the softness in sales that we experienced late May and June, led a little bit of carryover into the third quarter.

B. Ulrich                                                                                                  To maintain our schedule, we’ll have time for one more question.

Coordinator                                                                                Actually, sir, that was our final question; so I can turn the conference back over to you.

B. Ulrich                                                                                                  That sounds terrific.  Thanks to all of you for your participation, and that concludes Target Corporation’s third-quarter 2004 earnings conference call, and I hope you all have a wonderful holiday season, and remember to shop at Target.